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                                                                   Exhibit 3.1.3

                              ARTICLES OF AMENDMENT

                    TO THE RESTATED ARTICLES OF INCORPORATION

                             WAINOCO OIL CORPORATION

      Pursuant to the provisions of Section 17-16-1002 of the Wyoming Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to the Restated Articles of Incorporation.

                                   ARTICLE ONE

      The name of the corporation is Wainoco Oil Corporation.

                                   ARTICLE TWO

      The following amendment to the Restated Articles of Incorporation was duly adopted by the board of directors and the shareholders.

      Article Six of the corporation's Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

                                  "Article Six

      The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 50,500,000 shares consisting of and divided into:

            (i) one class of 50,000,000 shares of Common Stock no par value; and

            (ii) one class of 500,000 shares of Preferred Stock, $100 par value per share, which may be divided into and issued in Series, as hereinafter provided.

            The following is a statement of the designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, or restrictions thereon, of the classes of stock of the corporation.

                                     PART I

                                 PREFERRED STOCK

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      1.    Rank; Authorization of Directors to Determine Certain Rights. Except
as expressly provided in Part I of this Article Six, all shares of Preferred Stock shall have preferences, limitations and relative rights identical with each other; and, except as otherwise provided by law, shares of Preferred Stock shall have only the preferences and relative rights expressly provided in this Article Six. The Board of Directors is authorized, from time to time, acting by resolutions duly adopted by the Board of Directors, to divide the Preferred
Stock into Series, to designate each Series, to fix and determine separately for each Series any one or more of the following relative rights and preferences, and to issue shares of any Series then or previously designated, fixed and determined:

            (a) the rate of dividend, if any;

            (b) the amount payable upon shares in event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation;

            (c) sinking fund provisions (if any) for the redemption or purchase of shares;

            (d) the price at and the terms and conditions on which shares may be redeemed;

            (e) the terms and conditions on which shares may be issued with the privilege of conversion;

            (f) voting rights (including the number of votes per share, the matters on which the shares can vote and the contingencies which make the voting rights effective); and

            (g) such other preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof as shall be fixed by the Board of Directors, so far as not inconsistent with the provisions of this Article Six and to the full extent now or hereafter permitted by the laws of the State of Wyoming.

      2.    Dividends.

            (a) Amount; Time. The Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors (pursuant to the preceding Section 1 of this Article Six), and no more, payable on such date or dates in each year as the Board of Directors shall determine.

            (b) Cumulativity. Dividends on Preferred Stock may be cumulative, noncumulative or partially cumulative. Cumulations of dividends shall not bear interest.

            (c) Priority Over Common; Restriction on Purchases of Common. No dividend shall be declared or paid on Common Stock, and no Common Stock shall be purchased by the corporation, unless all cumulative or partially cumulative dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

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      3.    Liquidation Preference. In the event of dissolution, liquidation or winding-up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each Series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six) plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets will be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences.

      4.    Redemption.

            (a) Right; Method. The Board of Directors may provide that all or any part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of the corporation, by resolution of the Board of Directors in accordance with the terms and conditions of this Section Six and any provisions for such redemption which may be fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six). The corporation may redeem shares of any one or more Series without redeeming shares of any other Series. If less than all the shares of any Series are to be redeemed, the shares of the Series to be redeemed shall be selected pro rata or by lot or by any other equitable method determined by the Board of Directors.

            (b) Notice. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty (20) nor more than sixty (60) days before the date fixed for redemption.

            (c) Payment. Redeemed shares shall be paid for in cash in an amount fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article
Six) plus a sum equal to all cumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, and no more.

            (d) Provision for Payment. On or before the date fixed for redemption, the corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (i) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (ii) by depositing such sum in a bank or trust company satisfactory to the corporation, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender by the holders of shares of their respective share certificates. The holders may be evidenced by a list certified by the corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the corporation so provides for payment, then from and after the date fixed for redemption: (i) the shares shall be deemed to be redeemed; (ii) dividends thereon shall cease to accrue; (iii) such setting aside or deposit shall be deemed to constitute full payment for the shares; (iv) the shares shall no longer be deemed to be outstanding; (v) the holders thereof shall cease to be shareholders with respect to such shares; and (vi) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to

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convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the corporation.

      5. Status of Redeemed or Converted Shares. Shares of Preferred Stock which are redeemed or converted, under a privilege to so convert, shall be cancelled and shall be restored to the status of authorized but unissued shares, without designation.

      6. Purchase. Except as otherwise expressly provided by the Board of Directors pursuant to Section 1 of Part I of this Article Six, nothing herein shall limit the right of the corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

      7. Voting. Except as fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six) and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Where Preferred Stock as a class has voting power, all series of Preferred Stock shall be a single class.

                                     PART II

                                  COMMON STOCK

      1. Rank. The Common Stock is subject and subordinate to any and all the rights, privileges, preferences and priorities of the Preferred Stock of the corporation as set forth in this Article Six. All shares of Common Stock shall be of equal rank and shall be identical in all respects.

      2. Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation and after the holders of the Preferred Stock shall have received payment for each share of Preferred Stock equal to the redemption price therefor (as established by the Board of Directors), the remaining assets of the corporation shall be divided and distributed among the holders of the Common Stock based on the ratio which the number of shares of Common Stock owned by each such holder bears to the aggregate number of issued and outstanding shares of Common Stock.

      3. Voting. The holders of shares of Common Stock shall possess full voting power in the election of directors and for all other purposes, and each holder of Common stock shall at every meeting of the shareholders be entitled to one vote for each share of Common Stock held by such holder on the record date for determining shareholders entitled to vote at such meeting.

      4. Dividends. Subject to any prior dividend rights of the holders of the Preferred Stock as described in Part I of this Article Six, the holders of Common Stock shall be entitled to receive, on a share-for-share basis, such dividends as may be declared from time to time by the Board of Directors.

      5. Redemption. The shares of Common Stock shall not be subject to redemption by the corporation.

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                                    PART III

                          PROVISIONS APPLICABLE TO ALL
                                CLASSES OF STOCK

      1. Issue and Sale of Stock. The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any authorized and unissued shares of any class of stock of the corporation to such persons or parties, including the holders of any class of stock, for such consideration (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors is its discretion may deem for the best interests of the Corporation."

                                  ARTICLE THREE

      The date of the amendment was April 21, 1992.

                                  ARTICLE FOUR

      The number of the shares of the corporation outstanding at the time of the adoption and entitled to vote thereon was 22,062,177 shares of common stock.

                                  ARTICLE FIVE

      9,102,232 shares voted for such amendment and 2,768,842 shares voted against such amendment.

      DATED this 24th day of April,1992.

                                             WAINOCO OIL CORPORATION

                                             By /s/ Julie H. Edwards
                                                --------------------------------
                                                Julie H. Edwards
                                                Vice President - Secretary and
                                                Treasurer

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STATE OF TEXAS

COUNTY OF HARRIS

      I, Carol A. Cooley, a Notary Public, do hereby certify that on this 24th day of April 1992, personally appeared before me Julie H. Edwards, who, being by me first duly sworn, declared that she is the Vice President - Secretary and Treasurer of Wainoco Oil Corporation, that she signed the foregoing document as such officer of the corporation, and that the statements therein contained are true.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal this 24th day of April 1992.

                                                     /s/ Carol A. Cooley
                                                     ---------------------------
                                                     NOTARY PUBLIC IN AND FOR
                                                     Harris County, Texas

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